UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): April 28, 2008
HERCULES OFFSHORE, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	0-51582 (Commission file number)	56-2542838 (I.R.S. employer identification number)

9 GREENWAY PLAZA, SUITE 2200 HOUSTON, TEXAS (Address of principal executive offices)	77046 (Zip code)
Registrant’s telephone number, including area code: (713) 350-5100
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On April 28, 2008, Hercules Offshore, Inc. (“Hercules”) and certain of its subsidiaries entered into an agreement (the “Increase Joinder”) with the revolving lenders under its existing credit facility and certain new lenders to increase the maximum amount of Hercules’ revolving credit facility from $150.0 million to $250.0 million. The increased availability under the facility is to be used for working capital, capital expenditures and other general corporate purposes.
     A copy of the Increase Joinder is filed as Exhibit 10.1 to this Current Report. Other than the $100.0 million increase in the revolving commitments described above, the material terms of the credit facility remain the same. The description of the credit facility is contained in Hercules’ annual report on Form 10-K for the year ended December 31, 2007 under the caption “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt,” which description is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

EXHIBIT
NUMBER	DESCRIPTION
10.1	Increase Joinder, dated as of April 28, 2008, among Hercules, as borrower, its subsidiaries party thereto, the incremental lenders and other lenders party thereto, and UBS AG Stamford Branch, as administrative agent for the lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.
Date: April 29, 2008	By:	/s/ James W. Noe
James W. Noe, Senior Vice President,
General Counsel, Chief Compliance Officer and Secretary

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
10.1	Increase Joinder, dated as of April 28, 2008, among Hercules, as borrower, its subsidiaries party thereto, the incremental lenders and other lenders party thereto, and UBS AG Stamford Branch, as administrative agent for the lenders party thereto.